EXHIBIT 31

                COMMON SHARE PURCHASES BY SCHOLEFIELD GOODMANN BV
                         ON THE AMSTERDAM STOCK EXCHANGE
                      BETWEEN MAY 12, 2003 AND JUNE 4, 2003

PURCHASES ON THE AMSTERDAM STOCK EXCHANGE (ALL AMOUNTS OTHER THAN NUMBER OF SHARES IN EUROS)

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

                          NUMBER OF COMMON SHARES    PRICE PER COMMON SHARE (EUR)    TOTAL PURCHASE PRICE (EUR)
                               PURCHASED

May 12, 2003                    100,000                       83.90                    8,390,000.00
June 2, 2003                    40,000                        83.50                    3,340,000.00
June 2, 2003                    50,000                        83.45                    4,172,500.00
June 3, 2003                    50,000                        83.20                    4,160,000.00
June 3, 2003                    30,000                        83.25                    2,497,500.00
June 3, 2003                    10,000                        83.35                      833,500.00
June 3, 2003                    40,000                        83.50                    3,340,000.00
June 4, 2003                    50,000                        83.45                    4,172,500.00
June 4, 2003                    60,000                        83.65                    5,019,000.00
                                ------                                                 ------------
TOTAL                          430,000                                                35,925,000.00


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